EXHIBIT 4f
DESCRIPTION OF VERIZON’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Verizon Communications Inc. had the following twenty-one classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) common stock, $.0.10 par value per share (“Common Stock”), (ii) 2.375% Notes due 2022 (the “2.375% 2022 Notes”), (iii) 0.500% Notes due 2022 (the “0.500% 2022 Notes”), (iv) 1.625% Notes due 2024 (the “1.625% 2024 Notes”), (v) 4.073% Notes due 2024 (the “4.073% 2024 Notes”), (vi) 0.875% Notes due 2025 (the “2025 Notes”), (vii) 3.250% Notes due 2026 (the “3.250% 2026 Notes”), (viii) 1.375% Notes due 2026 (the “1.375% 2026 Notes”), (ix) 0.875% Notes due 2027 (the “2027 Notes”), (x) 1.375% Notes due 2028 (the “2028 Notes”), (xi) 1.875% Notes due 2029 (the “2029 Notes”), (xii) 1.250% Notes due 2030 (the “1.250% 2030 Notes”), (xiii)1.875% Notes due 2030 (the “1.875% 2030 Notes”), (xiv) 2.625% Notes due 2031 (the “2.625% 2031 Notes”), (xv) 2.500% Notes due 2031 (the “2.500% 2031 Notes”), (xvi) 0.875% Notes due 2032 (the “2032 Notes”), (xvii) 4.750% Notes due 2034 (the “2034 Notes”), (xviii) 3.125% Notes due 2035 (the “2035 Notes”), (xix) 3.375% Notes due 2036 (the “2036 Notes”), (xx) 2.875% Notes due 2038 (the “2038 Notes”) and (xxi) 1.500% Notes due 2039 (the “2039 Notes,” and together with the 2.375% 2022 Notes, the 0.500% 2022 Notes, the 1.625% 2024 Notes, the 4.073% 2024 Notes, the 2025 Notes, the 3.250% 2026 Notes, the 1.375% 2026 Notes, the 2027 Notes, the 2028 Notes, the 2029 Notes, the 1.250% 2030 Notes, the 1.875% 2030 Notes, the 2.625% 2031 Notes, the 2.500% 2031 Notes, the 2032 Notes, the 2034 Notes, the 2035 Notes, the 2036 Notes and the 2038 Notes, the “Notes”). In this exhibit, “we,” “our,” “us” and “Verizon Communications” refer to Verizon Communications Inc.
COMMON STOCK
Our restated certificate of incorporation provides authority to issue up to 6,500,000,000 shares of stock of all classes, of which 6,250,000,000 are shares of Common Stock, and 250,000,000 are shares of preferred stock, $0.10 par value per share.
Subject to any preferential rights of the preferred stock, holders of shares of our Common Stock are entitled to receive dividends on that stock out of assets legally available for distribution when, as and if authorized and declared by the board of directors and to share ratably in assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding-up. We may not pay any dividend or make any distribution of assets on shares of Common Stock until cumulative dividends on shares of preferred stock then outstanding, if any, having dividend or distribution rights senior to the Common Stock have been paid.
Holders of Common Stock are entitled to one vote per share on all matters voted on generally by the shareholders, including the election of directors. In addition, the holders of Common Stock possess all voting power except as otherwise required by law or except as provided for by any series of preferred stock. Our restated certificate of incorporation does not provide for cumulative voting for the election of directors.
No holder of any shares of Common Stock has any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.
The Common Stock is listed on the New York Stock Exchange and the NASDAQ Global Select Market under the symbol “VZ.”
Our board of directors is authorized at any time to provide for the issuance of all or any shares of our preferred stock in one or more classes or series, and to fix for each class or series voting powers, full or limited, or no voting powers, and distinctive designations, preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of the preferred stock and to the fullest extent as may be permitted by Delaware law. This authority includes, but is not limited to, the authority to provide that any class or series be:

•	subject to redemption at a specified time or times and at a specified price or prices;

•
entitled to receive dividends (which may be cumulative or non-cumulative) at specified rates, on specified conditions and at specified times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series;

•	entitled to rights upon the dissolution of, or upon any distribution of the assets of, Verizon Communications; or

•
convertible into, or exchangeable for, shares of any class or classes of our stock, or our other securities or property, at a specified price or prices or at specified rates of exchange and with any specified adjustments.

Although no shares of preferred stock are outstanding as of December 31, 2019, in the event of the issuance of any shares of preferred stock, the rights evidenced by, or amounts payable with respect to, the Common Stock may be materially limited or qualified by the terms of such preferred stock.
NOTES
The following description of the Notes is a summary and does not purport to be complete. This description is qualified in its entirety by reference to the indenture between the Company and U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly known as First Union National Bank), as trustee, dated as of December 1, 2000, as amended (the “Indenture”) and the terms of the global securities representing the Notes.
Principal Amount, Maturity, Interest and Listing
The following table sets forth for each series of Notes the applicable date of initial issuance, principal amount initially issued, principal amount outstanding as of December 31, 2019, maturity date, interest rate per annum, interest payment and record dates, and New York Stock Exchange listing symbol:

Notes	Date of Initial Issuance	Principal Amount Initially Issued	Principal Amount Outstanding as of 12/31/2019	Maturity Date	Interest Rate Per Annum	Interest Payment Date	Record Date	NYSE Listing Symbol
2.375% 2022 Notes	February 12, 2014	€1,750,000,000	€935,347,000	February 17, 2022	2.375%	February 17	February 3	VZ22A
0.500% 2022 Notes	November 2, 2016	€1,000,000,000	€453,963,000	June 2, 2022	0.500%	June 2	May 19	VZ22B
1.625% 2024 Notes	December 1, 2014	€1,400,000,000	€684,827,000	March 1, 2024	1.625%	March 1	February 15	VZ24B
4.073% 2024 Notes	June 18, 2014	£694,804,000	£412,534,000	June 18, 2024	4.073%	June 18	June 4	VZ24C
2025 Notes	November 2, 2016	€1,000,000,000	€1,000,000,000	April 2, 2025	0.875%	April 2	March 19	VZ25
3.250% 2026 Notes	February 12, 2014	€1,250,000,000	€1,250,000,000	February 17, 2026	3.250%	February 17	February 3	VZ26
1.375% 2026 Notes	October 27, 2017	€1,250,000,000	€1,250,000,000	October 27, 2026	1.375%	October 27	October 12	VZ26B
2027 Notes	April 8, 2019	€1,250,000,000	€1,250,000,000	April 8, 2027	0.875%	April 8	March 24	VZ27E
2028 Notes	November 2, 2016	€1,250,000,000	€1,250,000,000	November 2, 2028	1.375%	November 2	October 19	VZ28
2029 Notes	October 27, 2017	€750,000,000	€750,000,000	October 26, 2029	1.875%	October 26	October 11	VZ29B
1.250% 2030 Notes	April 8, 2019	€1,250,000,000	€1,250,000,000	April 8, 2030	1.250%	April 8	March 24	VZ30
1.875% 2030 Notes	September 19, 2019	£550,000,000	£550,000,000	September 19, 2030	1.875%	September 19	September 4	VZ30A
2.625% 2031 Notes	December 1, 2014	€1,000,000,000	€1,000,000,000	December 1, 2031	2.625%	December 1	November 15	VZ31
2.500% 2031 Notes	April 8, 2019	£500,000,000	£500,000,000	April 8, 2031	2.500%	April 8	March 24	VZ31A
2032 Notes	September 19, 2019	€800,000,000	€800,000,000	March 19, 2032	0.875%	March 19	March 4	VZ32
2034 Notes	February 12, 2014	£850,000,000	£456,624,000	February 17, 2034	4.750%	February 17	February 3	VZ34
2035 Notes	November 2, 2016	£450,000,000	£450,000,000	November 2, 2035	3.125%	November 2	October 19	VZ35
2036 Notes	October 27, 2017	£1,000,000,000	£1,000,000,000	October 27, 2036	3.375%	October 27	October 12	VZ36A
2038 Notes	October 27, 2017	€1,500,000,000	€1,500,000,000	January 15, 2038	2.875%	January 15	January 1	VZ38B
2039 Notes	September 19, 2019	€500,000,000	€500,000,000	September 19, 2039	1.500%	September 19	September 4	VZ39C

Interest on each series of Notes is payable annually in arrears and will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on such series (or the date of initial issuance of such series, if no interest has been paid on such series), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined by the rulebook of the International Capital Market Association.

If interest or principal on any of the 2.375% 2022 Notes, 0.500% 2022 Notes, 1.625% 2024 Notes, 2025 Notes, 3.250% 2026 Notes, 1.375% 2026 Notes, 2027 Notes, 2028 Notes, 2029 Notes, 1.250% 2030 Notes, 2.625% 2031 Notes, 2032 Notes, 2038 Notes and 2039 Notes (collectively, the “Euro Notes”) is payable on a Saturday, Sunday or any other day when commercial banks are not open for business in The City of New York or London or any day on which the Trans- European Automated Real-time Gross settlement Express Transfer payment system or any successor thereto is not open for transfer of payments, we will make the payment on the next succeeding business day in such locations, and no additional interest will accrue as a result of the delay in payment. If interest or principal on any of the 4.073% 2024 Notes, 1.875% 2030 Notes, 2.500% 2031 Notes, 2034 Notes, 2035 Notes and 2036 Notes (collectively, the “Sterling Notes”) is payable on a Saturday, Sunday or any other day when commercial banks are not open for business in The City of New York or London, we will make the payment on the next business day in such locations, and no additional interest will accrue as a result of the delay in payment.
We may issue additional Notes of any series in the future.
Ranking
Each series of Notes is unsecured and ranks equally with all of our unsecured and unsubordinated indebtedness.
Currency Conversion
All payments of principal, interest and additional amounts, if any, including any payments made upon any redemption, on the Euro Notes will be payable in euro.
All payments of principal, interest and additional amounts, if any, including any payments made upon any redemption, on the Sterling Notes will be payable in GBP.
If either euro or GBP, as applicable, is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the euro), then all payments in respect of the relevant Notes will be made in U.S. dollars until euro or GBP, as the case may be, is again available to us. The amount payable on any date in euro or GBP, as applicable, will be converted into U.S. dollars at a rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the latest U.S. dollar/euro exchange rate or U.S. dollar/GBP exchange rate, as applicable, available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the Notes alternatively made in U.S. dollars will not constitute an event of default under the Notes or the Indenture.
Optional Redemption
2.375% 2022 Notes, 0.500% 2022 Notes, 1.625% 2024 Notes, 4.073% 2024 Notes, 2025 Notes, 3.250% 2026 Notes, 1.375% 2026 Notes, 2028 Notes, 2029 Notes, 2.625% 2031 Notes, 2034 Notes, 2035 Notes, 2036 Notes and 2038 Notes
We have the option to redeem each of the 2.375% 2022 Notes, 0.500% 2022 Notes, 1.625% 2024 Notes, 4.073% 2024 Notes, 2025 Notes, 3.250% 2026 Notes, 1.375% 2026 Notes, 2028 Notes, 2029 Notes, 2.625% 2031 Notes, 2034 Notes, 2035 Notes, 2036 Notes and 2038 Notes on not less than 30 nor more than 60 days’ notice, in whole or in part, at any time prior to maturity, at a redemption price equal to the greater of:

(i)	100% of the principal amount of the Notes of such series being redeemed, or

(ii)
the sum of the present values of the remaining scheduled payments of principal and interest on the Notes of such series being redeemed (exclusive of interest accrued to the date of redemption), as the case may be, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at (A) the Comparable Government Bond Rate plus 20 basis points for the 2.375% due 2022 Notes, (B) the Comparable Government Bond Rate plus 15 basis points for the 0.500% 2022 Notes, (C) the Comparable Government Bond Rate plus 15 basis points for the 1.625% 2024 Notes, (D) the Comparable Government Bond Rate plus 25 basis points for the 4.073% 2024 Notes, (E) the Comparable Government Bond Rate plus 20 basis points for the 2025 Notes, (F) the Comparable Government Bond Rate plus 25 basis points for the 3.250% 2026 Notes, (G) the Comparable Government Bond Rate plus 20 basis points for the 1.375% 2026 Notes, (H) the Comparable Government Bond Rate plus 20 basis points for the 2028 Notes, (I) the Comparable Government Bond Rate plus 25 basis points for the 2029 Notes, (J) the Comparable Government Bond Rate plus 25 basis points for the 2.625% 2031 Notes, (K) the Comparable Government Bond Rate plus 25 basis points for the 2034 Notes, (L) the Comparable Government Bond Rate plus 25 basis points for the 2035 Notes, (M) the Comparable Government Bond Rate plus 25 basis points for the 2036 Notes and (N) the Comparable Government Bond Rate plus 30 basis points for the 2038 Notes, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date of redemption.
2027 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 2.500% 2031 Notes, 2032 Notes and 2039 Notes
We have the option to redeem the 2027 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 2.500% 2031 Notes, 2032 Notes and 2039 Notes on not less than 10 nor more than 60 days’ notice, in whole or in part,

(i)
at any time prior to (A) January 8, 2027 (three months prior to the maturity date of the 2027 Notes) (the “2027 Notes par call date”) with respect to the 2027 Notes, (B) January 8, 2030 (three months prior to the maturity date of the 1.250% 2030 Notes) (the “1.250% 2030 Notes par call date”) with respect to the 1.250% 2030 Notes (C) June 19, 2030 (three months prior to the maturity date of the 1.875% 2030 Notes) (the “1.875% 2030 Notes par call date”) with respect to the 1.875% 2030 Notes (D) January 8, 2031 (three months prior to the maturity date of the 2.500% 2031 Notes) (the “2.500% 2031

Notes par call date”) with respect to the 2.500% 2031 Notes, (E) December 19, 2031 (three months prior to the maturity date of the 2032 Notes) (the “2032 Notes par call date”) with respect to the 2032 Notes and (F)  March 19, 2039 (six months prior to the maturity date of the 2039 Notes) (the “2039 Notes par call date”) with respect to the 2039 Notes, at a redemption price equal to the greater of:
(a) 100% of the principal amount of the Notes of such series being redeemed, or
(b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes of such series being redeemed (exclusive of interest accrued to the date of redemption), assuming for such purpose that the (A) 2027 Notes matured on the 2027 Notes par call date, (B) 1.250% 2030 Notes matured on the 1.250% 2030 Notes par call date, (C) 1.875% 2030 Notes matured on the 1.875% 2030 Notes par call date, (D) 2.500% 2031 Notes matured on the 2.500% 2031 par call date, (E) 2032 Notes matured on the 2032 Notes par call date and (F) 2039 Notes matured on the 2039 Notes par call date, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at (AA) the Comparable Government Bond Rate plus 20 basis points for the 2027 Notes, (BB) the Comparable Government Bond Rate plus 25 basis points for the 1.250% 2030 Notes, (CC) the Comparable Government Bond Rate plus 25 basis points for the 1.875% 2030 Notes, (DD) the Comparable Government Bond Rate plus 25 basis points for the 2.500% 2031 Notes, (EE) at the Comparable Government Bond Rate plus 25 basis points for the 2032 Notes and (FF) the Comparable Government Bond Rate plus 30 basis points for the 2039 Notes; and

(ii)
at any time on or after (A) the 2027 Notes par call date with respect to the 2027 Notes, (B) the 1.250% 2030 Notes par call date with respect to the 1.250% 2030 Notes, (C) the 1.875% 2030 Notes par call date with respect to the 1.875% 2030 Notes, (D) the 2.500% 2031 Notes par call date with respect to the 2.500% 2031 Notes (E) the 2032 Notes par call date with respect to the 2032 Notes and (F) the 2039 Notes par call date with respect to the 2039 Notes, at a redemption price equal to 100% of the principal amount of the Notes of such series being redeemed, plus, in each case, accrued and unpaid interest on the principal amount of such series being redeemed to, but excluding, the date of redemption.
Defined Terms
The “Comparable Government Bond Rate” will be determined on the third business day preceding the redemption date and means, with respect to any date of redemption, the rate per annum equal to the yield to maturity calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the applicable Comparable Government Bond, assuming a price for the applicable Comparable Government Bond (expressed as a percentage of its principal amount) equal to the applicable Comparable Government Bond Price for such date of redemption.
“Calculation Agent” means an independent investment banking or commercial banking institution of international standing appointed by us.
“Comparable Government Bond” means (i) with respect to any series of Euro Notes, the Federal Republic of Germany government security or securities selected by one of the Reference Government Bond Dealers appointed by us as having an actual or interpolated maturity comparable with the remaining term of such series of Euro Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a maturity comparable to the remaining term of such series of Euro Notes and (ii) with respect to any series of Sterling Notes, the United Kingdom government security or securities selected by one of the Reference Government Bond Dealers appointed by us as having an actual or interpolated maturity comparable with the remaining term of such series of Sterling Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of sterling-denominated corporate debt securities of a maturity comparable to the remaining term of such series of Sterling Notes.
“Comparable Government Bond Price” means, with respect to any redemption date, (A) the arithmetic average of the Reference Government Bond Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (B) if the Calculation Agent obtains fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.
“Reference Government Bond Dealer” means each of five banks selected by us, which are (A) primary European government securities dealers, and their respective successors, or (B) market makers in pricing corporate bond issues.
“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any redemption date, the arithmetic average, as determined by the Calculation Agent, of the bid and offered prices for the applicable Comparable Government Bond (expressed in each case as a percentage of its principal amount) at 11:00 a.m., Central European Time (or in the case of the 4.073% 2024 Notes, London Time), on the third business day preceding such date for redemption quoted in writing to the Calculation Agent by such Reference Government Bond Dealer.
Tax Redemption
2.375% 2022 Notes, 1.625% 2024 Notes, 4.073% 2024 Notes, 3.250% 2026 Notes, 2.625% 2031 Notes and 2034 Notes
Each of the 2.375% 2022 Notes, 1.625% 2024 Notes, 4.073% 2024 Notes, 3.250% 2026 Notes, 2.625% 2031 Notes and 2034 Notes may be redeemed at our option, in whole but not in part, at any time on giving not less than 30 nor more than 60 days’ notice to the noteholders (which notice shall be irrevocable), at their principal amount, together with interest accrued to, but excluding, the date fixed for redemption, if:

(i)
we have or will become obliged to pay additional amounts with respect to such series of Notes as provided or referred to under “-Withholding Taxes-2.375% 2022 Notes, 4.073% 2024 Notes, 3.250% 2026 Notes and 2034 Notes” below in the case of the 2.375% 2022 Notes, 1.625% 2024 Notes, 4.073% 2024 Notes, 3.250% 2026 Notes, 2.625% 2031 Notes and 2034 Notes, or under “-Withholding Taxes-1.625% 2024 Notes and 2.625% 2031 Notes” below in the case of the 1.625% 2024 Notes and 2.625% 2031 Notes, as a result of any change in, or amendment to, the laws, treaties, or rulings of the United States or any political subdivision or any authority thereof or therein having the power to tax, or any change in the application or official interpretation of such laws or regulations or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted or adopted on or after the issue date of such series of Notes; provided that, prior to the publication of any notice of redemption pursuant to this paragraph, we have delivered to the trustee a certificate signed by one of our officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred; or

(ii)
on or after the issue date of such series of Notes, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any authority thereof or therein having the power to tax, including any of those actions specified in clause (i) above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation is officially proposed, which, in any such case, in the written opinion of independent tax counsel of nationally recognized standing, will result in a material probability that we will become obliged to pay additional amounts with respect to such series of Notes; provided that, prior to the publication of any notice of redemption pursuant to this paragraph, we have delivered to the trustee a certificate signed by one of our officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred. However, no such notice of redemption shall be given less than 30 or more than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts if a payment in respect of such series of Notes were then due.

0.500% 2022 Notes, 2025 Notes, 1.375% 2026 Notes, 2027 Notes, 2028 Notes, 2029 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 2.500% 2031 Notes, 2032 Notes, 2035 Notes, 2036 Notes, 2038 Notes and 2039 Notes
Each of the 0.500% 2022 Notes, 2025 Notes, 1.375% 2026 Notes, 2027 Notes, 2028 Notes, 2029 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 2.500% 2031 Notes, 2032 Notes, 2035 Notes, 2036 Notes, 2038 Notes and 2039 Notes may be redeemed at our option, in whole but not in part, at any time on giving not less than 30 nor more than 90 days’ notice to the noteholders (which notice shall be irrevocable), at their principal amount, together with interest accrued to the date fixed for redemption, if:

(i)
we have or will become obliged to pay additional amounts with respect to such series of Notes as provided or referred to under “-Withholding Taxes-0.500% 2022 Notes, 2025 Notes, 1.375% 2026 Notes, 2027 Notes, 2028 Notes, 2029 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 2.500% 2031 Notes, 2032 Notes, 2035 Notes, 2036 Notes, 2038 Notes and 2039 Notes” below as a result of any change in, or amendment to, the laws, treaties, or rulings of the United States or any political subdivision or any authority thereof or therein having the power to tax, or any change in the application or official interpretation of such laws or regulations or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted or adopted on or after the issue date of such series of Notes; or

(ii)
on or after the issue date of such series of Notes, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any authority thereof or therein having the power to tax, including any of those actions specified in clause (i) above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation is officially proposed, which, in any such case, will result in a material probability that we will become obliged to pay additional amounts with respect to such series of Notes; provided that, prior to the publication of any notice of redemption pursuant to this paragraph, we have delivered to the trustee a certificate signed by one of our officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred and a copy of an opinion of a reputable independent counsel of our choosing to that effect based on that statement of facts. However no such notice of redemption shall be given less than 30 nor more than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts if a payment in respect of such series of Notes were then due.

Withholding Taxes
For purposes of all clauses described under “-Withholding Taxes”, references to the holder or beneficial owner of a Note include a fiduciary, settlor, beneficiary or person holding power over such holder or beneficial owner, if such holder or beneficial owner is an estate or trust, or a partner, member or shareholder of such holder or beneficial owner, if such holder or beneficial owner is a partnership, limited liability company or corporation. In addition, we will not pay additional amounts to the holder of a Note if such holder or the beneficial owner of such Note is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or if the holder of such Note is not the sole beneficial owner of such Note, as the case may be, to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficiary, partner or member of the partnership, limited liability company or other fiscally transparent entity, or a beneficial owner would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of “-Withholding Taxes,” the term “Non-U.S. Person” means any person that is, for U.S. federal income tax purposes, a foreign corporation, nonresident alien individual, a nonresident fiduciary of a foreign estate or foreign trust or a foreign partnership one or more of the partners of which is such a foreign corporation, nonresident alien individual or nonresident fiduciary.

Any additional amounts paid pursuant to any clause described under “-Withholding Taxes” on the Euro Notes or the Sterling Notes will be paid in euro or GBP, respectively.
2.375% 2022 Notes, 4.073% 2024 Notes, 3.250% 2026 Notes and 2034 Notes
All payments of principal, interest and premium (if any) in respect of the 2.375% 2022 Notes, 4.073% 2024 Notes, 3.250% 2026 Notes and 2034 Notes by us or a paying agent on our behalf shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges (“Taxes”) imposed by or on behalf of the United States or any political subdivision thereof or any authority therein or thereof having the power to tax, unless the withholding or deduction of such Taxes is required by law. In that event, we shall pay to a holder that is a Non-U.S. Person such additional amounts as may be necessary to ensure that the net amount received by such holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such holder would have received in the absence of such withholding or deduction. However, no additional amounts shall be payable with respect to any Note if the beneficial owner is subject to taxation solely for reasons other than its ownership of Notes, nor shall additional amounts be payable for or on account of:

(i)
any Tax that would not have been imposed, withheld or deducted but for any present or former connection (other than the mere fact of being a holder or beneficial owner of such Note) between the holder or the beneficial owner of such Note and the United States or the applicable political subdivision or authority, including, without limitation, such holder or beneficial owner being or having been a citizen or resident of the United States or the applicable political subdivision or authority or treated as being or having been a resident thereof;

(ii)
any Tax that would not have been imposed, withheld or deducted but for the holder or beneficial owner of such Note being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or a corporation that accumulates earnings to avoid U.S. federal income tax;

(iii)	any Tax that is payable other than by withholding or deduction by us or a paying agent from payments in respect of such Note;

(iv)	any gift, estate, inheritance, sales, transfer, personal property, excise or similar Tax;

(v)
any Tax that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later, to the extent such change in law, treaty, regulation or administrative interpretation would apply retroactively to such payment;

(vi)
any Tax that would not have been imposed, withheld or deducted but for the presentation of such Note more than 30 days after the applicable payment becomes due or is duly provided for, whichever occurs later, except to the extent that such holder would have been entitled to such additional amounts on presenting such Note for payment on the last date of such period of 30 days;

(vii)
any Tax that would not have been imposed, withheld or deducted but for the failure of a direct or indirect holder or beneficial owner of such Note to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner;

(viii)
any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Note to meet the requirements (including the statement requirements) of Section 871(h) or Section 881(c) of the Internal Revenue Code of 1986, as amended (the “Code”); or

(ix)	any combination of items (i)-(viii).
1.625% 2024 Notes and 2.625% 2031 Notes
All payments of principal, interest and premium (if any) in respect of the 1.625% 2024 Notes and 2.625% 2031 Notes by us or a paying agent on our behalf shall be made without withholding or deduction for or on account of any Taxes imposed by or on behalf of the United States or any political subdivision thereof or any authority therein or thereof having the power to tax, unless the withholding or deduction of such Taxes is required by law. In that event, we shall pay to a holder that is a Non-U.S. Person such additional amounts as may be necessary to ensure that the net amount received by such holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such holder would have received in the absence of such withholding or deduction. However, no additional amounts shall be payable with respect to any Note if the beneficial owner is subject to taxation solely for reasons other than its ownership of Notes, nor shall additional amounts be payable for or on account of:

(i)
any Tax that would not have been imposed, withheld or deducted but for any present or former connection (other than the mere fact of being a holder or beneficial owner of such Note) between the holder or the beneficial owner of such Note and the United States or the applicable political subdivision or authority, including, without limitation, such holder or beneficial owner being or having been a citizen or resident of the United States or the applicable political subdivision or authority or treated as being or having been a resident thereof;

(ii)
any Tax that would not have been imposed, withheld or deducted but for the holder or beneficial owner of such Note being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or a corporation that accumulates earnings to avoid U.S. federal income tax;

(iii)	any Tax that is payable other than by withholding or deduction by us or a paying agent from payments in respect of such Note;

(iv)	any gift, estate, inheritance, sales, transfer, personal property, excise or similar Tax;

(v)
any Tax that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later, to the extent such change in law, treaty, regulation or administrative interpretation would apply retroactively to such payment;

(vi)
any Tax that would not have been imposed, withheld or deducted but for the presentation of such Note more than 30 days after the applicable payment becomes due or is duly provided for, whichever occurs later, except to the extent that such holder would have been entitled to such additional amounts on presenting such Note for payment on the last date of such period of 30 days;

(vii)
any Tax that would not have been imposed, withheld or deducted but for the failure of a direct or indirect holder or beneficial owner of such Note to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner;

(viii)
any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Note to meet the requirements (including the statement requirements) of Section 871(h) or Section 881(c) of the Code; or

(ix)
any Tax imposed pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered pursuant to Section 1471(b) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing; or

(x)	any combination of items (i)-(ix).

0.500% 2022 Notes, 2025 Notes, 1.375% 2026 Notes, 2027 Notes, 2028 Notes, 2029 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 2.500% 2031 Notes, 2032 Notes, 2035 Notes, 2036 Notes, 2038 Notes and 2039 Notes
All payments of principal, interest and premium (if any) in respect of the 0.500% 2022 Notes, 2025 Notes, 1.375% 2026 Notes, 2027 Notes, 2028 Notes, 2029 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 2.500% 2031 Notes, 2032 Notes, 2035 Notes, 2036 Notes, 2038 Notes and 2039 Notes by us or a paying agent on our behalf shall be made without withholding or deduction for or on account of any Taxes imposed by or on behalf of the United States or any political subdivision thereof or any authority therein or thereof having the power to tax, unless the withholding or deduction of such Taxes is required by law. In that event, we shall pay to a holder that is a Non-U.S. Person such additional amounts as may be necessary to ensure that the net amount received by such holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such holder would have received in the absence of such withholding or deduction. However, no additional amounts shall be payable with respect to any Note if the beneficial owner is subject to taxation solely for reasons other than its ownership of Notes, nor shall additional amounts be payable for or on account of:

(i)
any Tax that would not have been imposed, withheld or deducted but for any present or former connection (other than the mere fact of being a holder or beneficial owner of such Note) between the holder or the beneficial owner of such Note and the United States or the applicable political subdivision or authority, including, without limitation, such holder or beneficial owner being or having been a citizen or resident of the United States or the applicable political subdivision or authority or treated as being or having been a resident thereof;

(ii)
any Tax that would not have been imposed, withheld or deducted but for the holder or beneficial owner of such Note being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or a corporation that accumulates earnings to avoid U.S. federal income tax;

(iii)	any Tax that is payable other than by withholding or deduction by us or a paying agent from payments in respect of such Note;

(iv)	any gift, estate, inheritance, sales, transfer, value added, personal property, excise or similar Tax;

(v)
any Tax that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later;

(vi)
any Tax that would not have been imposed, withheld or deducted but for the presentation of such Note for payment more than 30 days after the applicable payment becomes due or is duly provided for, whichever occurs later, except to the extent that such holder would have been entitled to such additional amounts on presenting such Note for payment on the last date of such period of 30 days;

(vii)
any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Note to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner;

(viii)
any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner (or any financial institution or other person through which the holder or beneficial owner holds any Notes) to comply with any certification, information, identification, documentation or other reporting requirements with respect to itself or any beneficial owner or account holders thereof;

(ix)
any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Note to meet the requirements (including the statement requirements) of Section 871(h) or Section 881(c) of the Code;

(x)
any Tax imposed by the Foreign Account Tax Compliance Act pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing; or

(xi)	any combination of items (i)-(x).
Book-Entry Only Form
Each series of Notes was issued in book-entry only form, which means that it is represented by one or more permanent global securities registered in the name of The Depository Trust Company, New York, New York (“DTC”), or its nominee. We refer to this form as “book-entry only.”
For debt securities issued in book-entry only form, DTC keeps a computerized record of its participants (for example, a broker) whose clients have purchased the securities. Each participant then keeps a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.
For book-entry only debt securities, we wire principal and interest payments to DTC’s nominee. We and the trustee treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, neither we nor the trustee have any direct responsibility or liability to pay amounts due on the debt securities issued under the Indenture to owners of beneficial interests in the global securities.
Under book-entry only form, we have not issued physical certificates representing beneficial interests in the global securities to individual holders of the debt securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants and will be exchangeable for debt securities in certificated form with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depository;

•	DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or

•	We instruct the trustee that the global security is exchangeable for debt securities in certificated form.
Defeasance
The Indenture permits us to discharge or defease certain of our obligations on any series of debt securities issued under the Indenture at any time. We may defease such obligations relating to a series of debt securities by depositing with the trustee sufficient cash or government securities to pay all sums due on that series of debt securities.
Liens on Assets
The Notes and other debt securities will not be secured. However, if at any time we mortgage, pledge or subject to any lien any of our property or assets, the Indenture requires us to secure the Notes and other debt securities issued under the Indenture equally and ratably with the debt or obligations secured by such mortgage, pledge or lien for as long as such debt or obligations remain secured. Exceptions to this requirement include the following:

•	purchase-money mortgages or liens;

•	liens on any property or asset that existed at the time when we acquired that property or asset;

•	any deposit or pledge to secure public or statutory obligations;

•
any deposit or pledge with any governmental agency required to qualify us to conduct any part of our business, to entitle us to maintain self-insurance or to obtain the benefits of any law relating to workmen’s compensation, unemployment insurance, old age pensions or other social security; or

•	any deposit or pledge with any court, board, commission or governmental agency as security for the proper conduct of any proceeding before it.
The Indenture does not prevent any of our affiliates from mortgaging, pledging or subjecting to any lien, any property or asset, even if the affiliate acquired that property or asset from us.
We may issue or assume an unlimited amount of debt under the Indenture.
Changes to the Indenture
The Indenture may be changed with the consent of holders owning more than 50% of the principal amount of the outstanding debt securities of each series affected by the change. However, we may not change principal or interest payment terms of the Notes or the percentage required to change other terms of the Indenture without consent of the holders of the Notes and the consent of others similarly affected.
We may enter into supplemental indentures for other specified purposes, including the creation of any new series of debt securities, without the consent of any holder of debt securities issued under the Indenture.
Consolidation, Merger or Sale
The Indenture provides that we may not merge with another company or sell, transfer or lease all or substantially all of our property to another company unless:

•	the successor corporation expressly assumes:

•	payment of principal, interest and any premium on the debt securities issued under the Indenture; and

•	performance and observance of all covenants and conditions in the Indenture;

•	after giving effect to the transaction, there is no default under the Indenture;

•	we have delivered to the trustee an officers’ certificate and opinion of counsel stating that such transaction complies with the conditions set forth in the Indenture; and

•
if as a result of the transaction, our property would become subject to a lien that would not be permitted by the asset lien restriction, we secure the debt securities Issued under the Indenture equally and ratably with, or prior to, all indebtedness secured by that lien.

Events of Default
An event of default means, for any series of debt securities issued under the Indenture, any of the following:

•	failure to pay interest on that series of debt securities for 90 days after payment is due;

•	failure to pay principal or any premium on that series of debt securities when due;

•	failure to perform any other covenant relating to that series of debt securities for 90 days after notice to us;

•	certain events of bankruptcy, insolvency and reorganization; and

•	any other event of default provided for in the supplement to the Indenture, board resolution or officers’ certificate designating the specific terms of such series of debt securities.
An event of default for a particular series of debt securities does not necessarily impact any other series of debt securities issued under the Indenture.
If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of such series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the outstanding principal amount of the debt securities of that series can rescind the declaration if there has been deposited with the trustee a sum sufficient to pay all matured installments of interest, principal and any premium.
The holders of more than 50% of the outstanding principal amount of any series of the debt securities, may, on behalf of the holders of all of the debt securities of that series, control any proceedings resulting from an event of default or waive any past default except a default in the payment of principal, interest or any premium. We are required to file an annual certificate with the trustee stating whether we are in compliance with all of the conditions and covenants under the Indenture.
Concerning the Trustee
Within 90 days after a default occurs with respect to a particular series of Notes, the trustee must notify the holders of such series of Notes of all defaults known to the trustee if we have not remedied them (default is defined to mean any event which is, or after notice or lapse of time or both would become, an event of default with respect to such series of Notes as specified above under “-Events of Default”). If a default described in the third bullet point under “-Events of Default” occurs, the trustee will not give notice to the holders of the series until at least 60 days after the occurrence of that default. The trustee may withhold notice to the holders of the Notes of any default (except in the payment of principal, interest or any premium) if it in good faith believes that withholding this notice is in the interest of the holders.
Prior to an event of default, the trustee is required to perform only the specific duties stated in the Indenture, and after an event of default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The trustee is not required to take any action permitted by the Indenture at the request of holders of the debt securities, unless those holders protect the trustee against costs, expenses and liabilities. The trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially.
U.S. Bank National Association, the trustee for the Notes, and its affiliates have commercial banking relationships with us and some of our affiliates and serves as trustee or paying agent under indentures relating to debt securities issued by us and some of our affiliates.